Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
January 28, 2020	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Record Earnings for the Fourth Quarter and Year Ended December 31, 2019

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, January 28, 2020) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK), a bank holding company serving 24 communities across Kansas, reported net earnings of $3.3 million ($0.71 per diluted share) for the quarter ended December 31, 2019, compared to $2.5 million ($0.53 per diluted share) for the fourth quarter of 2018. For the year ended December 31, 2019, Landmark reported net earnings of $10.7 million ($2.31 per diluted share), compared to $10.4 million ($2.27 per diluted share) in 2018. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, January 29, 2020. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through February 29, 2020, by dialing (877) 344-7529 and using conference number 10138572.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid March 4, 2020, to common stockholders of record as of the close of business on February 19, 2020.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “We are pleased to report that Landmark achieved record results for the fourth quarter and full year of 2019. Net earnings totaled $3.3 million in the fourth quarter and $10.7 million for the year. Our community banking relationships across Kansas continue to flourish, generating strong growth in core earnings. We delivered loan growth of 8.7% in 2019, driving a 9.2% increase in net interest income between 2018 and 2019, which was partially offset by higher non-interest expense. Return on average assets was 1.07% during 2019, compared to 1.09% in 2018. Return on average equity was 10.58% in 2019 compared to 12.09% in 2018. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Fourth Quarter 2019 Financial Highlights

Net interest income was $8.0 million for the quarter ended December 31, 2019, an increase of $840,000, or 11.7%, from the fourth quarter of 2018. The increase was primarily a result of a 3.9% increase in average interest-earning assets, from $872.3 million in the fourth quarter of 2018 to $906.3 million in the fourth quarter of 2019. Average loan balances in the fourth quarter of 2019 increased $51.9 million, or 10.7%, compared to the same period of 2018. Growth in loans as a proportion of the asset mix also contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.37% in the fourth quarter of 2018 to 3.61% in the same period of 2019. Landmark recorded a provision for loan losses of $400,000 during the fourth quarter of 2019 compared to $500,000 during the same period of 2018.

Total non-interest income was $4.0 million in the fourth quarter of 2019 and compared to $3.4 million in the same period of 2018. The higher income was primarily due to increases of $492,000 in gains on sales of loans, $147,000 in fees and service charges and $112,000 in bank owned life insurance. The increase in gains on sales of loans was driven by higher volumes of one-to-four family residential real estate loans originated, while the higher fees and service charges were primarily due to higher fee income on deposit accounts. The increase in bank owned life insurance income was the result of a death benefit received in the fourth quarter of 2019. The fourth quarter of 2019 included losses on sales of investment securities totaling $31,000, compared to no gains or losses in the fourth quarter of 2018.

Non-interest expense totaled $8.3 million for the fourth quarter of 2019, an increase of $690,000, or 9.0%, from the fourth quarter of 2018. The increase in non-interest expense was primarily due to an increase of $677,000 in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded income tax expense of $23,000 in the fourth quarter of 2019 compared to a tax benefit of $81,000 in the same period of 2018. Income tax expense was affected in the fourth quarters of both 2019 and 2018 by the recognition of $558,000 and $512,000, respectively, of previously unrecognized tax benefits, reducing the effective tax rate in both periods.

2019 Financial Highlights

Net interest income was $30.4 million for the year ended December 31, 2019, an increase of $2.6 million, or 9.2%, from 2018. The growth was primarily a result of a 5.0% increase in average interest-earning assets, from $857.5 million in 2018 to $900.5 million in 2019. An increase of $55.0 million, or 11.9%, in average loan balances in 2019 compared to 2018 drove the change in average interest-earning assets. Growth in loans within the asset mix also contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.37% in 2018 to 3.48% in 2019. Landmark recorded a provision for loan losses of $1.4 million during both 2019 and 2018.

Total non-interest income was $15.8 million in 2019, an increase of $238,000, or 1.5%, from 2018. Increases of $1.3 million in gains on sales of loans, $448,000 in fees and service charges and $109,000 in bank owned life insurance were partially offset by a decrease of $1.5 million in other non-interest income. The increase in gains on sales of loans was driven by higher volumes of one-to-four family residential real estate loans originated, while the higher fees and service charges were primarily due to higher fee income on deposit accounts. Other non-interest income included $1.5 million of recoveries during 2018 on a deposit-related loss that occurred in the third quarter of 2017. Losses on sales of investment securities totaling $177,000 were recorded during 2019 compared to gains on sales of investments totaling $20,000 in 2018.

Non-interest expense totaled $32.6 million during 2019, an increase of $2.3 million, or 7.5%, from $30.4 million for 2018. The increase in non-interest expense was primarily due to an increase of $1.8 million in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded income tax expense of $1.5 million in 2019 compared to $1.2 million in 2018. The effective tax rate increased from 10.1% in 2018 to 12.0% in 2019, primarily as a result of the recognition of $136,000 of excess tax benefits from the exercise of stock options during 2018 compared to none in 2019.

Balance Sheet Highlights

Total assets increased $12.7 million, or 1.3%, to $998.5 million at December 31, 2019, from $985.8 million at December 31, 2018. Net loans increased $42.8 million, or 8.7%, to $532.2 million at December 31, 2019, compared to $489.4 million at year-end 2018. Investment securities decreased $27.0 million, or 6.9%, to $366.1 million at December 31, 2019, from $393.1 million at December 31, 2018. Deposits increased $11.4 million, or 1.4%, to $835.0 million at December 31, 2019, compared to $823.6 million at December 31, 2018. Federal Home Loan Bank and other borrowings decreased $14.7 million, or 25.8%, to $42.2 million at December 31, 2019, compared to $56.9 million at December 31, 2018. Stockholders’ equity increased to $108.6 million (book value of $23.62 per share) at December 31, 2019, from $91.9 million (book value of $20.02 per share) at December 31, 2018, primarily as a result of net earnings and an increase in the fair value of our available-for-sale investment securities. The ratio of equity to total assets increased to 10.88% at December 31, 2019, from 9.32% at December 31, 2018.

The allowance for loan losses totaled $6.5 million, or 1.20% of gross loans outstanding, at December 31, 2019, compared to $5.8 million, or 1.16% of gross loans outstanding, at December 31, 2018. Non-performing loans increased to $5.5 million, or 1.03% of gross loans, at December 31, 2019, from $5.2 million, or 1.06% of gross loans, at December 31, 2018. Landmark recorded net loan charge-offs of $698,000 during 2019 compared to $1.1 million during 2018. The charge-offs in 2019 and 2018 were primarily associated with one $3.6 million loan relationship consisting of commercial and commercial real estate loans. The collateral securing the loans was liquidated during 2019.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, insurance, monetary, trade and tax matters; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; (xvii) declines in real estate values; (xviii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xix) uncertainty regarding the future of LIBOR. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31, 2019	December 31, 2018
ASSETS:
Cash and cash equivalents	$13,694	$19,114
Investment securities	366,107	393,121
Loans, net	532,180	489,373
Loans held for sale	8,497	4,743
Premises and equipment, net	21,133	21,127
Bank owned life insurance	24,809	24,342
Goodwill	17,532	17,532
Other intangible assets, net	2,829	3,091
Other assets	11,684	13,341
TOTAL ASSETS	$998,465	$985,784

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$835,048	$823,648
Federal Home Loan Bank and other borrowings	42,199	56,897
Other liabilities	12,611	13,338
Total liabilities	889,858	893,883
Stockholders’ equity	108,607	91,901
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$998,465	$985,784

LOANS (unaudited):

One-to-four family residential real estate	$146,505	$136,895
Construction and land	22,459	20,083
Commercial real estate	133,501	138,967
Commercial	109,612	74,289
Agriculture	98,558	96,632
Municipal	2,656	2,953
Consumer	25,101	25,428
Net deferred loan costs and loans in process	255	(109)
Allowance for loan losses	(6,467)	(5,765)
Loans, net	$532,180	$489,373

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$5,546	$5,236
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	290	35
Total non-performing assets	$5,836	$5,271

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.64%	0.34%
Total non-performing loans to gross loans outstanding	1.03%	1.06%
Total non-performing assets to total assets	0.58%	0.53%
Allowance for loan losses to gross loans outstanding	1.20%	1.16%
Allowance for loan losses to total non-performing loans	116.61%	110.10%
Equity to total assets	10.88%	9.32%
Book value per share	$23.62	$20.02

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Interest income:
Loans	$7,233	$6,443	$27,669	$23,886
Investment securities and other	2,256	2,380	9,442	9,267
Total interest income	9,489	8,823	37,111	33,153

Interest expense:
Deposits	1,197	1,051	5,341	3,056
Borrowed funds	274	594	1,416	2,309
Total interest expense	1,471	1,645	6,757	5,365

Net interest income	8,018	7,178	30,354	27,788
Provision for loan losses	400	500	1,400	1,400
Net interest income after provision for loan losses	7,618	6,678	28,954	26,388

Non-interest income:
Fees and service charges	2,060	1,913	7,737	7,289
Gains on sales of loans, net	1,410	918	6,353	5,023
Bank owned life insurance	274	162	752	643
(Losses) gains on sales of investment securities, net	(31)	-	(177)	20
Other	297	357	1,144	2,596
Total non-interest income	4,010	3,350	15,809	15,571

Non-interest expense:
Compensation and benefits	4,720	4,043	17,792	16,042
Occupancy and equipment	1,101	1,075	4,470	4,333
Professional fees	398	473	1,683	1,677
Data processing	413	390	1,646	1,525
Amortization of intangibles	319	273	1,206	1,111
Advertising	65	91	566	589
Federal deposit insurance premiums	-	74	71	291
Foreclosure and real estate owned expense	40	51	182	100
Other	1,281	1,177	5,032	4,697
Total non-interest expense	8,337	7,647	32,648	30,365

Earnings before income taxes	3,291	2,381	12,115	11,594
Income tax (benefit) expense	23	(81)	1,453	1,168
Net earnings	$3,268	$2,462	$10,662	$10,426

Net earnings per share (1)
Basic	$0.71	$0.54	$2.32	$2.28
Diluted	0.71	0.53	2.31	2.27

Shares outstanding at end of period (1)	4,597,396	4,590,722	4,597,396	4,590,722

Weighted average common shares outstanding - basic (1)	4,596,213	4,589,348	4,592,655	4,568,205
Weighted average common shares outstanding - diluted (1)	4,611,404	4,604,661	4,606,496	4,584,113

OTHER DATA (unaudited):

Return on average assets (2)	1.30%	1.01%	1.07%	1.09%
Return on average equity (2)	12.13%	11.23%	10.58%	12.09%
Net interest margin (2)(3)	3.61%	3.37%	3.48%	3.37%

(1) Share and per share values at or for the periods ended December 31, 2018 have been adjusted to give effect to the 5% stock dividend paid during December 2019.

(2) Information for the three months ended December 31 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.